UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025

Talphera, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35068	41-2193603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 Gateway, Suite 175 San Mateo, CA 94404	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TLPH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On October 14, 2025, the board of directors of Talphera, Inc. appointed Joseph Todisco as a Class III member of the board of directors and member of the compensation committee to hold office for the balance of a term expiring at our 2026 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Todisco, age 49, has served as the Chief Executive Officer of CorMedix Inc. since May 2022, and as a member of the board of directors of CorMedix Inc. since March 2022. From October 2011 to May 2022, he was a senior executive at Amneal Pharmaceuticals, where for the prior 11 years he held various roles, most notably as Executive Vice President, Chief Commercial Officer where he was responsible for Amneal Specialty, a branded specialty products business with a focus on neurology and endocrinology. He was previously Co-Founder and managing executive of Gemini Laboratories, a specialty pharmaceutical company focused on the sales and marketing for niche branded products in the U.S. Market. Gemini Laboratories was established as an affiliate of Amneal Pharmaceuticals and was subsequently acquired by Amneal in 2018. Prior to joining Amneal, Mr. Todisco was Vice President, Business Development & Licensing at Ranbaxy, Inc. Prior to Ranbaxy, he held various roles at Par Pharmaceutical, and in his earlier career held positions at Oppenheimer & Company and Marsh & McLennan Companies. Mr. Todisco obtained his M.B.A. in Finance from Fordham Graduate School of Business and his B.A. in Economics from Georgetown University.

In connection with his appointment, the compensation committee approved an initial grant to Mr. Todisco, on October 15, 2025, of 6,397 restricted stock units and options to purchase 38,381 shares of our common stock at an exercise price of $1.11 per share, pursuant to our 2020 Equity Incentive Plan. The restricted stock units and options will vest in three equal annual installments over a three-year period, beginning on October 14, 2025, subject to Mr. Todisco’s continued service on the board through each such vesting date. Additionally, we intend to enter into a non-employee director indemnification agreement with Mr. Todisco.

There are no family relationships between Mr. Todisco and any director or executive officer of Talphera, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than as set forth below.

CorMedix Board Nomination Right

Mr. Todisco was appointed to the board of directors pursuant to that certain securities purchase agreement we entered into with CorMedix Inc. in September 2025. For so long as CorMedix and its affiliates beneficially own at least 25% of the shares of common stock it purchased at the first closing of such private placement, CorMedix shall have the right, subject to compliance with the applicable rules and regulations of The Nasdaq Stock Market, to designate one member of our board of directors. The securities purchase agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K (file no. 001-35068) filed with the Securities and Exchange Commission on September 10, 2025.

CorMedix Right of First Negotiation

Pursuant to the securities purchase agreement we entered into with CorMedix, following the public announcement, or the Public Announcement, by Talphera of the achievement of the primary endpoint and topline clinical data and results of the NEPHRO CRRT clinical study for our product candidate Niyad, CorMedix shall have the right for 60 days thereafter, or the Exclusivity Period, to negotiate exclusively with Talphera, or the Right of First Negotiation, with respect to an acquisition of 100% of the capital stock and equity interests of Talphera, or an Acquisition Transaction. During the Exclusivity Period, we agreed that we shall not engage in discussions with any other third party about an Acquisition Transaction, a sale or exclusive license of all or substantially all of the assets of Talphera or any similar transaction. If after conducting good faith negotiations during the Exclusivity Period, the parties are unable to reach a definitive agreement with respect to an Acquisition Transaction, we will not, for a period of nine months from the date of the Public Announcement, enter into a definitive agreement or binding arrangement with a third party with respect to an Acquisition Transaction or similar transaction on financial terms less favorable (in the good faith determination our board of directors) than those offered in writing by CorMedix during the Exclusivity Period (if any) without the written consent of CorMedix, which consent shall not be unreasonably withheld, delayed or conditioned. The Right of First Negotiation shall terminate upon the earlier of: (i) our public announcement of the termination of the NEPHRO CRRT clinical study for any reason prior to the achievement of the study’s primary endpoint and (ii) December 31, 2027.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2025	Talphera, Inc.

	By:	/s/ Raffi Asadorian
	Name:	Raffi Asadorian
	Title:	Chief Financial Officer